HomeTrust Bancshares, Inc. Reports Second Quarter Fiscal Year 2013 Financial Results

ASHEVILLE, N.C., January 29, 2013 - - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (Company), the holding company of HomeTrust Bank, today announced preliminary net income of $2.3 million for the second quarter of fiscal year 2013, compared to $843,000 for the same period a year ago. Net income totaled $3.4 million for the six months ended December 31, 2012 compared to net income of $1.1 million for the same period in 2011. The increase in net income for the second quarter of fiscal 2013 was primarily a result of the decrease in the provision for losses on loans. On a basic and diluted per share basis, the Company earned $0.11 per share and $0.17 per share for the three and six months ended December 31, 2012, respectively, while it had no shares outstanding during the three and six month periods ended December 31, 2011.

In announcing these results, Dana Stonestreet, President and COO said, “We are encouraged by our solid quarterly earnings which benefited from the substantial decrease in our provision for loan losses due to substantially lower net loan charge-offs as compared to last year. We believe this indicates that our local real estate markets have stabilized. We also benefitted from increased mortgage banking income.”

Income Statement Review

Net interest income was $13.6 million for the three months ended December 31, 2012 compared to $14.1 million for the three months ended December 31, 2011. Net interest income for the second quarter of fiscal 2013 decreased $542,000, or 3.8%, compared to the same period in the prior year as declines in interest income on loans of $1.7 million outpaced a decrease in deposit and other borrowing costs of $1.2 million. Net interest margin (on a fully taxable-equivalent basis) for the three months ended December 31, 2012 decreased 13 basis points over the same period last year to 3.91%, primarily due to a 47 basis point decline in the yield on interest-earning assets (on a fully taxable-equivalent basis) to 4.42%, partially offset by a 27 basis point decline in the rate paid on interest-bearing liabilities to 0.69%.

Net interest income was $27.1 million for the six months ended December 31, 2012 compared to $27.9 million for the six months ended December 31, 2011. Net interest income decreased $851,000, or 3.0%, compared to the same period in the prior year as declines in interest income on loans of $3.4 million outpaced a decrease in deposit and other borrowing costs of $2.4 million. Net interest margin (on a fully taxable-equivalent basis) for the six months ended December 31, 2012 decreased 10 basis points to 3.85% over the same period last year, primarily due to a 41 basis point decline in the yield on interest-earning assets (on a fully taxable-equivalent basis) to 4.40%, partially offset by a 27 basis point decline in the rate paid on interest-bearing liabilities to 0.72%. The decline in the yield on interest-earning assets during the three and six months ended December 31, 2012 was primarily due to significant increases in interest-earning deposits as a result of the investment of the proceeds from our July 2012 stock conversion at relatively low interest rates.

Noninterest income was $2.9 million for the three months ended December 31, 2012 compared to $2.1 million for the same three month period in the prior fiscal year. Mortgage banking income and fees increased $501,000 or 49.7% as proceeds from sales of loans held for sale increased to $71.8 million during the second quarter of fiscal 2013 compared to $49.7 million for the same quarter in the prior fiscal year.

Noninterest income was $5.2 million for the six months ended December 31, 2012 compared to $3.7 million for the same six month period in the prior fiscal year. Mortgage banking income and fees increased $1.0 million or 59.8% as proceeds from sales of loans held for sale increased to $128.4 million during the six month period compared to $77.3 million for the same period for fiscal 2012.  Mortgage banking loan origination volume remains favorable from a historical perspective as a result of continuing loan refinancing due to the very low mortgage interest rate environment.

Noninterest expense for the three months ended December 31, 2012 increased $1.8 million, or 15.3%, to $13.4 million compared to $11.6 million for the three months ended December 31, 2011. This increase was primarily related to $1.5 million in prepayment penalties on Federal Home Loan Bank (FHLB) borrowings repaid during the second fiscal quarter of fiscal 2013 and a $1.1 million or 21.2% increase in salaries and employee benefits as compared to the same period in the prior fiscal year.

Noninterest expense for the six months ended December 31, 2012 increased $5.1 million, or 23.7%, to $26.8 million compared to $21.6 million for the six months ended December 31, 2011. This increase was primarily related to $3.1 million in prepayment penalties on FHLB borrowings repaid during the period and a $2.3 million or 21.7% increase in salaries and employee benefits as compared to the same period in the prior fiscal year. Salaries and employee benefits increased during the three and six months ended December 31, 2012 as a direct result of hiring an additional 40 full time employees (primarily in mortgage banking, credit administration, and regulatory compliance) coupled with additional expense related to the Company’s new employee stock ownership plan.

Balance Sheet Review

Total assets decreased $133.2 million, or 7.7%, to $1.59 billion at December 31, 2012 from $1.72 billion at June 30, 2012, primarily due to the refunding of $76.0 million in funds held on deposit for orders to purchase shares of the Company's common stock in its oversubscribed stock offering, which was consummated on July 10, 2012.  In addition, net loans receivable decreased $46.8 million or 3.9% to $1.14 billion at December 31, 2012 from $1.19 billion at June 30, 2012 as new loan originations during the quarter were offset by normal loan repayments, charge-offs and foreclosures.

Total deposits decreased $316.9 million or 21.6% from $1.47 billion at June 30, 2012 to $1.15 billion at December 31, 2012.  This decrease was primarily due to the withdrawal on July 10, 2012 of $264.2 million in funds held on deposit relating to orders to purchase shares of the Company’s common stock. In addition, certificates of deposit decreased $67.6 million during the six month period as a result of the managed decline of higher rate certificates of deposit consistent with the Company's strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts. Other borrowings decreased $15.1 million, or 67.8%, at December 31, 2012 to $7.2 million from $22.3 million at June 30, 2012 as all outstanding FHLB advances were repaid.

Asset Quality

The allowance for loan losses was $34.2 million, or 2.89% of total loans, at December 31, 2012 compared to $35.1 million, or 2.85% of total loans, at June 30, 2012.

The provision for loan losses totaled $300,000 for the three months ended December 31, 2012 compared to $3.8 million for the three months ended December 31, 2011. The decrease in the provision was due to the combination of significantly lower loan charge-offs and lower average loan balances compared to the same period during the prior fiscal year.  Net loan charge-offs decreased to $1.9 million during the second quarter of fiscal 2013 compared to $7.5 million for the same quarter in the prior fiscal year.  Net charge-offs as a percentage of average loans also decreased significantly to 0.64% for the three months ended December 31, 2012 from 2.30% for the same period last fiscal year. Average loans receivable decreased $93.7 million, or 7.2%, to $1.22 billion in the second quarter of fiscal 2013 from $1.31 billion for the same quarter of fiscal 2012.

For the six months ended December 31, 2012, the provision for loan losses totaled $1.8 million compared to $9.1 million for the same period in 2011, a decrease of $7.3 million or 80.2%.  The decrease in the provision was primarily due to significantly lower loan charge-offs, which decreased $19.8 million, or 88.2%, to $2.7 million during the first six month period of fiscal 2013 compared to $22.5 million for the same period in the prior fiscal year.  Net charge-offs as a percentage of average loans also decreased dramatically to 0.43% for the six months ended December 31, 2012 from 3.41% for the same period last fiscal year. Average loans receivable decreased $91.6 million, or 6.9%, to $1.23 billion for the six months ended December 31, 2012 from $1.32 billion for the same period last year.

Nonperforming assets totaled $85.1 million, or 5.36% of total assets, at December 31, 2012, compared to $80.3 million, or 4.67% of total assets, at June 30, 2012 and $89.5 million, or 5.67% at December 31, 2011. Nonperforming assets included $72.4 million in nonperforming loans and $12.7 million in foreclosed real estate at December 31, 2012, compared to $64.2 million and $16.1 million, respectively, at June 30, 2012. The increase in nonperforming loans was primarily due to a previously classified $3.4 million commercial real estate loan which became nonperforming during the recent quarter. At December 31, 2012, $35.2 million or 48.7% of nonperforming loans were current on their loan payments.

The ratio of classified assets to total assets increased to 8.04% at December 31, 2012 from 7.75% at June 30, 2012 and decreased from 8.72% at December 31, 2011.  Classified assets decreased to $127.6 million at December 31, 2012, compared to $133.4 million and $137.7 million at June 30, 2012 and December 31, 2011, respectively.

About HomeTrust Bancshares, Inc.

On July 10, 2012, HomeTrust Bancshares, Inc. (the “Company”) became the holding company for HomeTrust Bank (the “Bank”) in connection with the completion of the Bank’s conversion from the mutual to the stock form of organization and the Company’s related public stock offering. In the offering, the Company sold 21,160,000 shares of common stock at a price of $10.00, for gross offering proceeds of $211.6 million. HomeTrust Bancshares’ common stock began trading on the Nasdaq Global Market on July 11, 2012, under the symbol “HTBI”.

HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank, is a community-oriented financial institution with $1.59 billion in assets as of December 31, 2012.  The Bank offers traditional financial services within its local communities through its 20 full service offices in Western North Carolina, including the Asheville metropolitan area, and the “Piedmont” region of North Carolina. The Bank is the 10th largest bank headquartered in North Carolina.

Forward-Looking Statements

This press release may contain certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results for the businesses of HomeTrust Bancshares, Inc. and HomeTrust Bank include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; decreases in the secondary market for the sale of loans that we originate; results of examinations of us by the OCC or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including the effect of Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Basel III, changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; increases in premiums for deposit insurance; management’s assumptions in determining the adequacy of the allowance for loan losses; our ability to control operating costs and expenses, especially new costs associated with our operation as a public company; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; statements with respect to our intentions regarding disclosure and other changes resulting from the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and the other risks described in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2012.

Any of the forward-looking statements that we make in this release are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect our operating and stock price performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
Dana L. Stonestreet - President and Chief Operating Officer
Tony J. VunCannon - Senior Vice President and Chief Financial Officer
828-259-3939

Selected Financial Data

	At December 31, 2012	At June 30, 2012(1)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,586,860	$1,720,056
Loans receivable, net(2)	1,147,121	1,193,945
Allowance for loan losses	34,249	35,100
Certificates of deposit in other banks	124,914	108,010
Securities available for sale, at fair value	28,977	31,335
Federal Home Loan Bank stock	2,368	6,300
Deposits	1,149,247	1,466,175
Other borrowings	7,167	22,265
Stockholders’ equity	373,901	172,485

	At or For the Three Months Ended
	December 31, 2012(3)	June 30, 2012	December 31, 2011
Asset quality ratios:
Non-performing assets to total assets(4)	5.36%	4.67%	5.67%
Non-performing loans to total loans(4)	6.11	5.21	6.12
Total classified assets to total assets	8.04	7.75	8.72
Allowance for loan losses to non- performing loans(4)……………………..	47.31	54.69	46.69
Allowance for loan losses to total loans	2.89	2.85	2.86
Net charge-offs to average loans	0.64	0.96	2.30
Capital ratios:
Equity to total assets at end of period	23.56%	10.03%	10.71%
Average equity to average assets	23.35	10.98	10.62

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In thousands)		(In thousands)
Selected Operations Data:
Total interest and dividend income	$15,481	$17,248	$31,209	$34,455
Total interest expense	1,904	3,129	4,113	6,508
Net interest income	13,577	14,119	27,096	27,947
Provision for loan losses	300	3,800	1,800	9,100
Net interest income after provision for loan losses	13,277	10,319	25,296	18,847
Fees and service charges	650	658	1,303	1,367
Mortgage banking income and fees	1,509	1,008	2,685	1,680
Loss on sale of fixed assets	-	-	-	(3)
Other non-interest income	694	385	1,208	681
Total non-interest income	2,853	2,051	5,196	3,725
Salaries and employee benefits	6,329	5,220	12,658	10,399
Net occupancy expense	1,356	1,218	2,615	2,374
FHLB advance prepayment penalty	1,509	-	3,069	-
Other	4,187	5,172	8,432	8,869
Total non-interest expense	13,381	11,610	26,774	21,642
Income before income taxes	2,749	760	3,718	930
Income tax expense (benefit)	481	(83)	298	(197)
Net income	$2,268	$843	$3,420	$1,127

	Three Months Ended		Six Months Ended
	December 31,(3)		December 31,(3)
	2012	2011	2012	2011
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to
average total assets)	0.57%	0.21%	0.42%	0.14%
Return on equity (ratio of net income
to average equity)	2.43	2.00	1.90	1.34
Tax equivalent yield on earning assets(5)	4.42	4.89	4.40	4.81
Rate paid on interest-bearing liabilities	0.69	0.96	0.72	0.99
Tax equivalent average interest rate spread (5)	3.73	3.93	3.68	3.82
Tax equivalent net interest margin(5) (6)	3.91	4.04	3.85	3.95
Average interest-earning assets to average
interest-bearing liabilities	133.71	113.38	131.41	114.03
Operating expense to average total assets	3.35	2.93	3.31	2.70
Efficiency ratio(7)	72.26	71.80	73.41	68.33

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Per Share Data:
Net income per common share:
Basic	$0.11	n/a	$0.17	n/a
Diluted	$0.11	n/a	$0.17	n/a
Book value per share at end of period	$17.67	n/a	$17.67	n/a
Average shares outstanding:
Basic	20,121,837	n/a	20,115,225	n/a
Diluted	20,121,837	n/a	20,115,225	n/a

Average Balance Sheet Data:	For the Three Months Ended December 31,
	2012		2011
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(5)	$1,215,968	5.21%	$1,309,618	5.35%
Interest-earning deposits with banks	209,136	0.71	127,988	1.18
Securities available for sale	29,639	1.08	36,231	0.81
Other interest-earning assets	22,757	0.88	8,165	0.93
Interest-bearing deposits	1,091,942	0.67	1,221,667	0.90
Other borrowings	13,062	2.66	85,442	1.77

Tax equivalent interest rate spread(5)		3.73%		3.93%
Tax equivalent net interest margin(5) (6)		3.91		4.04

	For the Six Months Ended December 31,
	2012		2011
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(5)	$1,226,693	5.20%	$1,318,257	5.35%
Interest-earning deposits with banks	219,277	0.68	133,431	1.00
Securities available for sale	30,438	1.16	42,897	0.92
Other interest-earning assets	19,202	0.89	8,734	0.85
Interest-bearing deposits	1,120,762	0.68	1,225,958	0.94
Other borrowings	17,372	3.18	92,423	1.66

Tax equivalent interest rate spread(5)		3.68%		3.82%
Tax equivalent net interest margin(5) (6)		3.85		3.95

______________________
(1)	Derived from audited financial statements.
(2)	Net of allowances for loan losses, loans in process and deferred loan fees.
(3)	Ratios are annualized where appropriate.
(4)
Non-performing assets include non-performing loans and real estate owned. Non-performing loans consist of non-accruing loans, certain restructured loans and accruing loans more than 90 days past due.  At December 31, 2012, there were $28.8 million of restructured loans included in non-performing loans and $35.2 million, or 48.7%, of non-accruing loans were current on their loan payments.

(5)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.
(6)	Net interest income divided by average interest earning assets.
(7)
A non-GAAP (Generally Accepted Accounting Principles) measure calculated by dividing total non-interest expense, net of FHLB advance prepayment penalties, by the sum of net interest income and total non-interest income, net of realized gain/loss on securities. Management has presented this non-GAAP financial measure in this earnings release because it believes that it provides useful and comparative information to assess trends in core operations reflected in the current quarter’s results and facilitates the comparison of the Company’s performance with others in the banking industry. This non-GAAP financial measure should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.  Set forth below is a reconciliation to GAAP of the non-GAAP efficiency ratio shown in the table above:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Non-interest expense	$13,381	$11,610	$26,774	$21,642
Adjustment for FHLB advance prepayment expense	1,509	-	3,069	-
Non-interest expense – as adjusted	$11,872	$11,610	$23,705	$21,642

Net interest income	$13,577	$14,119	$27,096	$27,947
Plus non-interest income	2,853	2,051	5,196	3,725
Less realized gain/loss on securities	-	-	-	-
Net interest income plus non-interest income – as adjusted	$16,430	$16,170	$32,292	$31,672

Efficiency ratio	72.26%	71.80%	73.41%	68.33%

Efficiency ratio (without adjustments)	81.44%	71.80%	82.91%	68.33%